UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 29, 2009 (July 29, 2009)

The Nielsen Company B.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands (State or Other Jurisdiction of Incorporation)	333-142546-29 (Commission File Number)	98-0366864 (I.R.S. Employer Identification Number)

770 Broadway New York, New York 10003 (646) 654 5000	Diemerhof 2 1112 XL Diemen P.O. Box 276, 1110 AG Diemen The Netherlands +31 23 546 3463

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code:

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 29, 2009, The Nielsen Company B.V. (the “Company”) commenced a consent solicitation (the “Consent Solicitation”) in respect of its €343.0 million principal amount at maturity 11 1/8% Senior Discount Notes due 2016 (the “Notes”). The Consent Solicitation relates to a proposed amendment (the “Amendment”) to the indenture (the “Indenture”), dated as of August 9, 2006, between the Company and Law Debenture Trust Company of New York (the “Trustee”), under which the Notes were issued.

The Amendment would modify a negative covenant in the Indenture limiting the Company’s ability to secure certain additional indebtedness unless the Notes are secured equally and ratably with such indebtedness to permit the Company and its material subsidiaries to secure notes, bonds or other debt securities incurred to refinance secured indebtedness otherwise permitted under the Indenture, as well as certain other notes, bonds or other debt securities.

The Consent Solicitation will expire at 5:00 p.m., London time, on August 11, 2009, unless extended by the Company.

If valid consents with respect to a majority in aggregate principal amount at maturity of the outstanding Notes are received (and have not been revoked) prior to the expiration of the Consent Solicitation (the “Expiration Date”), the Company will execute a supplemental indenture with the Trustee to give effect to the proposed amendment on or promptly after the Expiration Date. The terms of the supplemental indenture will become operative upon payment of a customary consent fee to the consenting holders, which the Company expects to pay within three days following the Expiration Date. If the Amendment is approved, it will bind all holders of the Notes including those that did not give their consent.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2009	THE NIELSEN COMPANY B.V.

	By:	/s/ Jeffrey R. Charlton

	Name:	Jeffrey R. Charlton
	Title:	Senior Vice President and Corporate Controller (Principal Accounting Officer)